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                                                                    EXHIBIT 99.1

[HARVARD BIOSCIENCE LOGO]



FOR IMMEDIATE RELEASE

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CONTACTS:
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David Green                        Chane Graziano                        Susan Luscinski
President                          CEO                                   CFO
Dgreen@harvardbioscience.Com       cgraziano@harvardbioscience.Com       sluscinski@harvardbioscience.Com
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                                    Harvard Bioscience, Inc.
                                    84 October Hill Road
                                    Holliston, MA 01746
                                    Tel: 508 893 8999
                                    Fax: 508 429 8478


HBIO EXPECTS COMPLETION OF THE ACQUISITION OF GENOMIC SOLUTIONS

HOLLISTON, MA, OCTOBER 24, 2002 / - HARVARD BIOSCIENCE, INC. (NASDAQ: HBIO), a leading global supplier of drug discovery tools, announced this evening, after the shareholders of Genomic Solutions Inc. had voted in favor of the merger agreement, that the completion of its acquisition of Genomic Solutions Inc. is expected to be effective October 25th. Under the terms of the merger agreement, each share of Genomic Solutions common stock will be converted into the right to receive 0.1017 of a share of HBIO common stock and $0.286 in cash. Genomic Solutions will operate as a wholly owned subsidiary of Harvard Bioscience. In connection with the acquisition, Genomic Solutions common stock will be delisted from the Nasdaq National Market System.

Chane Graziano, the CEO of Harvard Bioscience, commented, "As I stated when we signed the definitive agreement, Genomic Solutions fits our strategy perfectly. Genomic Solutions provides us with strong market and technology positions in the high-growth fields of proteomics, high-throughput screening and DNA microarray systems. Genomic Solutions addresses the needs of leading life science researchers in the pharmaceutical and academic markets, with leading products for protein sample preparation and analysis in conjunction with mass spectrometry; high speed, noncontact assay preparation for high-throughput screening; and high-fidelity microarray processing and analysis."


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Mr. Graziano continued, "Harvard Bioscience is almost unique in the life-science-tools industry in having had both high growth -- we have achieved a compounded annual growth rate of 38% for revenue over the last five years -- and a business model that has generated solid pro forma operating profits. We believe that the acquisition of Genomic Solutions will contribute positively to this growth trend in the future. As previously stated, for the fourth quarter of 2002, we expect that Genomic Solutions will add approximately $5 million in revenue and will be accretive to pro forma earnings per share, though the accretion will be less than 1 cent per share."

Jeff Williams, who will remain with Genomic Solutions as its president, added, "We are excited to be a part of Harvard Bioscience. We believe the combined company has the people, products, distribution channels and profits necessary for it to be a leader in many segments of the global life-science-tools market. The restructuring we announced with the signing of the definitive merger agreement has been successfully completed. This will enable us to reduce quarterly operating expenses significantly from second quarter 2002 levels, while still retaining key people and programs. We believe that there are significant synergies between Harvard Bioscience and Genomic Solutions and, our early emphasis as a combined company, will be on using each others' distribution channels to drive incremental sales."

HBIO will release its third-quarter earnings after the market close, and management will host a conference call at 6:00 pm eastern time, on Tuesday, October 29th, 2002. Investors can listen to a live webcast of the third-quarter earnings and an updated outlook by going to the Company's web site, http://www.harvardbioscience.com, or by dialing into the conference call in "listen only" mode at (877) 313-7707.

About Harvard Bioscience

Harvard Bioscience is a global developer, manufacturer and marketer of innovative, enabling tools for drug discovery research at pharmaceutical and biotechnology companies, universities and government laboratories. HBIO sells approximately 19,000 products to thousands of researchers in 100 countries though its direct sales force, a 1,000-page catalog, various specialty catalogs and a network of distributors, the most notable of which is Amersham Biosciences (formerly APBiotech). HBIO has sales and manufacturing operations in the United States, the United Kingdom, Germany, Austria and Belgium. It also has sales facilities in France and Canada.

The statements made in this press release that are not statements of historical fact are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements involve known and unknown risks, uncertainties and other factors that may cause the Company's actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Forward-looking statements include, but are not limited to, statements about the Company or management's belief or expectations, the impact of the acquisition of Genomic Solutions, the ability to leverage the combined company's distribution channels, the strength of the Company's market position, the Company's business strategy, the positioning of the Company for growth, the market demand and opportunity for the


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Company's products, and the Company's plans, objectives and intentions that are not historical facts. Other factors that may cause the Company's actual results to differ materially from those in the forward-looking statements include the Company's failure to successfully integrate Genomic Solutions or realize anticipated synergies, expand its product offerings, introduce new products or commercialize new technologies or unanticipated costs relating to the merger, decreased demand for the Company's products due to changes in its customers' needs, financial position, general economic outlook, or other circumstances, plus factors described under the heading "Risk Factors" in the Company's Registration Statement on Form S-4 filed in connection with the acquisition of Genomic Solutions, or described in the Company's other public filings. The Company's results may also be affected by factors of which the Company is not currently aware. The Company may not update these forward-looking statements, even though its situation may change in the future, unless it has obligations under the federal securities laws to update and disclose material developments related to previously disclosed information.

For investor inquiries, please call (508) 893-8066. Press releases may be found on our web site, http://www.harvardbioscience.com.




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